January 22, 2025

Fabian Battaglia
Chief Executive Officer
MOBIX LABS, INC.
15420 Laguna Canyon Road, Suite 100
Irvine, California 92618

        Re: MOBIX LABS, INC.
            Registration Statement on Form S-3
            Filed January 17, 2025
            File No. 333-284351
Dear Fabian Battaglia:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing
cc:   Laurie L. Green